UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2010

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 9, 2010, Orange and Rockland Utilities, Inc. (“O&R”), a wholly-owned subsidiary of Consolidated Edison, Inc. (“Con Edison”), entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., for the sale of $55 million aggregate principal amount of O&R’s 2.50% Debentures, Series 2010 A (the “Series 2010 A Debentures”) and $115 million aggregate principal amount of O&R’s 5.50% Debentures, Series 2010 B (the “Series 2010 B Debentures”, and together with the Series 2010 A Debentures, the “Debentures”). Pursuant to the Purchase Agreement, the Debentures, which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), may not be offered or sold except to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

The Series 2010 A Debentures will bear interest at 2.50% per annum. The Series 2010 B Debentures will bear interest at 5.50% per annum. The Series 2010 A Debentures will mature on August 15, 2015. The Series 2010 B Debentures will mature on August 15, 2040. O&R may redeem the Debentures prior to maturity at a make-whole premium. The Debentures rank pari passu with O&R’s other unsecured indebtedness. The Debentures are being issued under the Indenture, dated as of June 15, 2000, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of October 6, 2006 (the “Indenture”). Con Edison will furnish a copy of the Indenture, and the debt securities issued pursuant thereto, to the Securities and Exchange Commission upon request. The Indenture includes customary events of default. Under the Indenture, the Trustee or the holders of 25% or more in aggregate principal amount of a series of debt securities issued under the Indenture at the time outstanding may declare the principal of all the debt securities of such series to be due and payable immediately, if any event of default with respect to such series of debt securities shall occur and be continuing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By	/s/ Robert Muccilo
Robert Muccilo
Vice President and Controller

Date: August 12, 2010